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                                                                    Exhibit 99.1

MEDIA INQUIRIES:                                     INVESTOR INQUIRIES:
Lynn Newman                                          Derrick Vializ
908-953-8692 (office)                                908-953-7500 (office)
973-993-8033 (home)                                  vializ@avaya.com
lynnnewman@avaya.com

Avaya Announces Consideration to Be Delivered in the Liquid Yield
Option(TM)Notes Exchange Offer

FOR IMMEDIATE RELEASE: FRIDAY, JANUARY 24, 2003

         BASKING RIDGE, N.J., -- Avaya Inc., (NYSE:AV) a leading global provider of communications networks to businesses, announced today the number of shares of common stock of Avaya to be delivered to holders of Liquid Yield Option(TM)Notes (LYONs) due 2021 that elect to receive mixed consideration in the previously announced exchange offer for the LYONs. The exchange offer expires, as previously scheduled, at 12:00 p.m. midnight, EST, on Jan. 27, 2003, unless extended.

         Holders of LYONs electing to receive the mixed consideration will receive $208.40 in cash plus 77 shares of Avaya common stock. The number of shares of common stock is based on the volume-weighted average trading price of a share of Avaya common stock on the New York Stock Exchange (NYSE) for Jan. 16, 17, 21, 22 and 23, which is $2.7181. Holders of LYONs electing to receive the cash consideration will receive $389.61 in cash in exchange for each $1,000 aggregate principal amount at maturity of LYONs tendered into the exchange offer.

         Avaya also announced that the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 required in connection with the transactions contemplated in connection with the exchange offer have expired and that it has received approval for listing on the NYSE the shares of common stock to be issued in the exchange offer and the shares issuable upon the exercise of the warrants held by and to be issued to the Warburg Pincus Funds in the exchange offer.

         Morgan Stanley & Co. Incorporated is acting as dealer manager for the exchange offer. Georgeson Shareholder Communications, Inc. is the information agent, and The Bank of New York is the exchange agent. Copies of the offer documents may be obtained at no charge from the information agent at 866-295-4337 or 212-440-9800 or from the SEC's Web site at www.sec.gov. Additional information concerning the terms of the exchange offer, including all questions relating to the mechanics of the offer, may be obtained by contacting the information

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agent at 866-295-4337 or Morgan Stanley at 212-761-5409 (collect).

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         A registration statement relating to the Avaya common stock being offered has been filed with the SEC but has not yet become effective. Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Avaya common stock in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         The exchange offer may only be made pursuant to the offer to exchange/prospectus, dated Dec. 23, 2002, (as amended on Jan. 13 and 22, 2003), and the accompanying letter of transmittal.

ABOUT AVAYA

         Avaya Inc. designs, builds and manages communications networks for more than 1 million businesses worldwide, including 90 percent of the FORTUNE 500(R). Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol (IP) telephony systems and communications software applications and services.

            Driving the convergence of voice and data communications with business applications -- and distinguished by comprehensive worldwide services -- Avaya helps customers leverage existing and new networks to achieve superior business results. For more information visit the Avaya Web site:
http://www.avaya.com

Note: "Liquid Yield Option" and "LYON" are trademarks of Merrill Lynch & Co.
Inc.

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